                                 UNITED STATES
                      SECURITIES AND EXCHANGE COMMISSION
                             Washington, DC 20549

                                 SCHEDULE 13G


                   Under the Securities Exchange Act of 1934
                              (Amendment No. 8)*

                            Trimark Holdings, Inc.
-------------------------------------------------------------------------------
                               (Name of Issuer)

                                 Common Stock
-------------------------------------------------------------------------------
                        (Title of Class of Securities)

                                 89621J  10  0
                  ------------------------------------------
                                (CUSIP Number)

                               December 31, 1999
                  ------------------------------------------
            (Date of Event Which Requires Filing of this Statement)


Check the appropriate box to designate the rule pursuant to which this Schedule is filed:

    [_]   Rule 13d-1(b)
    [_]   Rule 13d-1(c)
    [X]   Rule 13d-1(d)

*The remainder of this cover page shall be filled out for a reporting person's initial filing on this form with respect to the subject class of securities, and for any subsequent amendment containing information which would alter disclosures provided in a prior cover page.

The information required in the remainder of this cover page shall not be deemed to be "filed" for the purpose of Section 18 of the Securities Exchange Act of 1934 ("Act") or otherwise subject to the liabilities of that section of the Act but shall be subject to all other provisions of the Act (however, see the Notes).

     CUSIP No. 89621J 10 0                            Page 2 of 5 Pages

  1      NAMES OF REPORTING PERSONS
         I.R.S. IDENTIFICATION NOS. OF ABOVE PERSONS (entities only)
         Mohammed Mark Amin
-----------------------------------------------------------------------------
  2      CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP(See     (a) [_]
         Instructions)
                                                                  (b) [_]
-----------------------------------------------------------------------------
  3      SEC USE ONLY
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  4      CITIZENSHIP OR PLACE OF ORGANIZATION

         U.S.A.
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                   5   SOLE VOTING POWER

NUMBER OF              1,756,375
 SHARES       ---------------------------------------------------------------
BENEFICIALLY       6   SHARED VOTING POWER
 OWNED BY
  EACH                 -----
              ---------------------------------------------------------------
REPORTING          7   SOLE DISPOSITIVE POWER
 PERSON
  WITH                 1,756,375
              ---------------------------------------------------------------
                   8   SHARED DISPOSITIVE POWER

                       -----
-----------------------------------------------------------------------------
  9      AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON

         1,756,375
-----------------------------------------------------------------------------
  10     CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (9)                    [_]
         EXCLUDES CERTAIN SHARES (See Instructions)
-----------------------------------------------------------------------------
  11     PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (9)

         36.6%
-----------------------------------------------------------------------------
  12     TYPE OF REPORTING PERSON (See Instructions)

         IN
-----------------------------------------------------------------------------

CUSIP No. 89621J 10 0                                 Page 3 of 5 Pages


Item 1(a)    Name of Issuer:
---------

               TRIMARK HOLDINGS, INC.

Item 1(b)    Address of Issuer's Principal Executive Offices:
---------

               4553 Glencoe Avenue, Suite 200
               Marina del Rey, California  90292

Item 2(a)    Name of Person Filing:
---------

               MOHAMMED MARK AMIN

Item 2(b)    Address of principal business office, or, if none, residence:
---------

               4553 Glencoe Avenue, Suite 200
               Marina del Rey, California  90292

Item 2(c)    Citizenship:
---------

               U.S.A.

Item 2(d)    Title of class of securities:
---------

               Common Stock

Item 2(e)    CUSIP No.:
---------

               89621J 10 0 (formerly 92658R 10 2)

Item 3       If this statement is filed pursuant to (S)240.13d-1(b) or
------       240.13d-2(b) or (c), check whether the person filing is a:



(a) ( )      Broker or Dealer registered under section 15 of the Act

(b) ( )      Bank as defined in section 3(a)(6) of the Act

(c) ( )      Insurance Company as defined in section 3(a)(19) of the Act

(d) ( ) Investment Company registered under section 8 of the Investment Company Act

(e) ( )      An investment adviser in accordance with (S)240.13d-
             1(b)(1)(ii)(E)

CUSIP No. 89621J 10 0                                 Page 4 of 5 Pages

(f) ( )      An employee benefit plan or endowment fund in accordance with
             (S)240.13d-1(b)(1)(ii)(F)

(g) ( )      A parent holding company or control person in accordance with
             (S)240.13d-1(b)(1)(ii)(G)

(h) ( ) A savings association as defined in section 3(b) of the Federal Deposit Insurance Act

(i) ( ) A church plan that is excluded from the definition of an investment company under section 3(c)(14) of the Investment Company Act of 1940

(j) ( )      Group, in accordance with (S)240.13d-1(b)(1)(ii)(J)

If this statement is filed pursuant to section 240.13d-1(c), check this box [_].

Item 4       Ownership:
------

(a)          Amount Beneficially Owned As of December 31, 1999:

               1,756,375* shares of common stock. Mr. Amin disclaims beneficial ownership of 66,390 of these shares which he holds as trustee of a trust for benefit of certain family members.

(b)          Percent of Class:

               36.6%

(c)          Number of shares as to which such person has:

             (i)       sole power to vote or to direct the vote:
                       1,756,375*

             (ii)      shared power to vote or to direct the vote:  0

             (iii)     sole power to dispose or to direct the disposition of:
                       1,756,375*

              (iv)     shared power to dispose or to direct the disposition
                       of:  0

                    *Includes currently exercisable options (or options
              exercisable within 60 days) to acquire 200,000 shares of common stock.

CUSIP No. 89621J 10 0                                 Page 5 of 5 Pages

Item 5    Ownership of Five Percent or Less of a Class:
------

             Not applicable

Item 6    Ownership of More than Five Percent on Behalf of Another Person:
------

             Not applicable

Item 7    Identification and Classification of the Subsidiary Which Acquired the
------    Security Being Reported on By the Parent Holding Company:

             Not applicable

Item 8    Identification and Classification of Members of the Group:
------

             Not applicable

Item 9    Notice of Dissolution of Group:
------

             Not applicable

Item 10    Certification:
-------

             Not applicable



                                 SIGNATURE

After reasonable inquiry and to the best of my knowledge and belief, I certify that the information set forth in this statement is true, complete and correct.

January 6, 2000
----------------------------------------------------------------------
DATE

                                 /s/ MARK AMIN
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SIGNATURE                            MARK AMIN